As filed with the Securities and Exchange Commission on June 6, 2019

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VERITEX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Texas	27-0973566
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8214 Westchester Drive, Suite 800, Dallas, Texas Dallas, Texas	75225
(Address of Principal Executive Offices)	(Zip Code)

2019 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc.
(Full title of the plan)

C. Malcolm Holland, III
Chairman and Chief Executive Officer
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225
(Name and address of agent for service)
(972) 349-6200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,967,748 shares	$25.4825(2)	$50,143,139(3)	$6,077.35

(1) Represents (a) 1,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of Veritex Holdings, Inc. that will be available for future issuance under the 2019 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc. (previously, the 2014 Omnibus Incentive Plan for Veritex Holdings, Inc.), and (b) 467,748 shares of Common Stock issuable upon exercise or settlement of awards previously granted under the 2014 Omnibus Incentive Plan that are outstanding as of the date of this registration statement.
(2) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $25.4825, the average of the high and low price of the registrant’s Common Stock as reported on the Nasdaq Global Market on May 31, 2019.

EXPLANATORY NOTE
Veritex Holdings, Inc. (the “Registrant”) previously filed a registration statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) on October 9, 2014 (File No. 333-199223) (the “Original Registration Statement”), whereby the Registrant registered 1,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), which were reserved for issuance of awards to be granted under the Registrant’s 2014 Omnibus Incentive Plan (the “Plan”). On April 5, 2019, the compensation committee of the board of directors of the Registrant (the “Compensation Committee”) adopted the 2019 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc. (the “Amended and Restated Plan”), subject to, and effective upon, shareholder approval, which was received on May 21, 2019, in order to increase the aggregate number of shares of Common Stock authorized for issuance under the Amended and Restated Plan by an additional 1,500,000 shares and to amend certain other terms.
In addition, on November 6, 2018 and January 10, 2019, the Compensation Committee approved the grant of certain equity awards to certain executives, non-employee members of the Registrant’s board of directors and certain advisors to the Registrant’s board of directors under the Plan (the “January 2019 Equity Awards”). The January 2019 Equity Awards, which were approved by shareholders on May 21, 2019, represent an aggregate of 467,748 shares of Common Stock, assuming all vesting and other conditions of the awards are satisfied and performance conditions are achieved at maximum levels.
This registration statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering (a) the additional 1,500,000 shares of Common Stock that are issuable under the Amended and Restated Plan and (b) the 467,748 shares of Common Stock issuable upon exercise or settlement of the January 2019 Equity Awards previously granted under the Plan that are outstanding as of the date of this Registration Statement. These 1,967,748 shares of Common Stock are additional securities of the same class as the securities for which the Original Registration Statement was filed with the SEC. Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement are incorporated by reference into this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.

    The Registrant is subject to the informational and reporting requirements of Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. The following documents, which are on file with the SEC, are incorporated in this Registration Statement by reference:
• Annual Report on Form 10-K for the fiscal year ended December 31, 2018;
• Current Reports on Form 8-K filed on January 2, 2019, January 28, 2019, April 19, 2019, April 22, 2019 and May 23, 2019; and
• The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed on October 8, 2014, including any amendments or reports filed for the purpose of updating such description.
All reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 8. Exhibits.

Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this item.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 6, 2019.

DATE: June 6, 2019
By: /s/ Terry S. Earley
Name: Terry S. Earley
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Malcolm Holland, III as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or his substitute or substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on this sixth day of June, 2019.

Signature and Title

By:	/s/ C. Malcolm Holland, III
C. Malcolm Holland, III, Chairman and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Terry S. Earley
Terry S. Earley, Chief Financial Officer
(Principal Financial and Principal Accounting Officer)

By:	/s/ Pat S. Bolin
Pat S. Bolin, Director

By:	/s/ Ned N. Fleming, III
Ned N. Fleming, III, Director

By:	/s/ Mark C. Griege
Mark C. Griege, Director

By:	/s/ Gregory B. Morrison
Gregory B. Morrison, Director

By:	/s/ John T. Sughrue
John T. Sughrue, Director

INDEX TO EXHIBITS

4.1
Second Amended and Restated Certificate of Formation of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to Veritex Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-198484) filed September 22, 2014).

4.2
Third Amended and Restated Bylaws of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to Veritex Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-198484) filed September 22, 2014).

4.3	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 10.4 to Veritex Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-198484) filed September 22, 2014).
5.1*	Opinion of D. Woodard Glenn, P.C.
23.1*	Consent of D. Woodard Glenn, P.C. (included in Exhibit 5.1).
23.2*	Consent of Grant Thornton LLP.
24.1*	Power of Attorney (included on signature page).
99.1*	2019 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc.
* Filed herewith.